UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Commerce Union Bancshares, Inc.

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1736 Carothers Parkway, Suite 100

Brentwood, Tennessee 37027

April 27, 2016

Dear fellow shareholder:

You are cordially invited to attend the annual meeting of shareholders of Commerce Union Bancshares, Inc. This letter serves as your official notice that we will hold the meeting on June 2, 2016, at 5:00 p.m., local time, at the Tennessee Bankers Association, located at 211 Athens Way, Nashville, Tennessee 37228 for the following purposes:

1.	To elect as directors the three nominees named in the accompanying proxy statement;

2.	To ratify the appointment of Maggart & Associates, P.C. as our independent registered public accountants for our fiscal year ending December 31, 2016; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

This proxy statement is first being mailed to shareholders on or about April 27, 2016.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. Detailed voting instructions are included on your proxy card. However, if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

By order of the board of directors,

DeVan D. Ard, Jr. President	William R. (Ron) DeBerry Chairman and Chief Executive Officer

COMMERCE UNION BANCSHARES, INC.

1736 Carothers Parkway, Suite 100

Brentwood, Tennessee 37027

April 27, 2016

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 2, 2016

General

Our board of directors is soliciting proxies for the 2016 annual meeting of shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 27, 2016. In this proxy statement, the terms “we,” “our,” “ours,” “us,” “Commerce Union” and the “Company” refer to Commerce Union Bancshares, Inc. The terms “Reliant” and “Reliant Bank” refer to our wholly owned subsidiary, Reliant Bank, a Tennessee banking corporation.

Voting Information

The board set April 21, 2016 as the record date for the meeting. Shareholders owning shares of our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 7,571,707 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker, bank, or other nominee has enclosed or provided a voting instruction card for you to use to direct your broker, bank, or other nominee how to vote these shares.

If a share is represented for any purpose at the annual meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purpose of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including broker non-votes (which are described below), will be included in determining the number of votes present or represented at the annual meeting.

When you sign the proxy card you appoint DeVan D. Ard, Jr. and William R. (Ron) DeBerry as your representatives at the meeting. Messrs. Ard and DeBerry will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Ard and DeBerry will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors” and for the ratification of the appointment of our independent registered public accountants for the year ending December 31, 2016. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. DeBerry and Ard will vote your proxy on such matters in accordance with their judgment.

Broker non-votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The ratification of auditors is a routine matter. The election of directors is not a routine matter.

Voting and quorum requirements at the meeting

In order to have a meeting, it is necessary that a quorum be present. A quorum will be present if a majority of the shares of common stock are represented at the annual meeting in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal.

Assuming that a quorum is present:

•	With respect to Proposal No. 1, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. We will not count abstentions, broker non-votes or the failure to return a signed proxy as either for or against a director, so abstentions, broker non-votes and the failure to return a signed proxy have no impact on the election of a director.

•	With respect to Proposal No. 2, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. If a shareholder submits a proxy but does not specify how he or she would like it to be voted, then the proxy will be voted “FOR” the ratification of the appointment of our independent registered public accountants for the year ending December 31, 2016. We will not count abstentions, broker non-votes or the failure to return a signed proxy as either for or against this proposal, so abstentions, broker non-votes and the failure to return a signed proxy have no impact on the ratification of the appointment of our independent registered public accountants.

As to any other matter that may be properly brought before the annual meeting, your proxy will be voted as our board of directors may recommend. If our board of directors makes no recommendation, your proxy will be voted as the proxy holders named in your proxy card deem advisable. As of the date of this proxy statement, our board of directors does not know of any other matter that is expected to be presented for consideration at the annual meeting.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. If you are the record holder of the shares, you may do this by (a) signing and delivering another proxy with a later date, or (b) by voting in person at the meeting.

Solicitation of proxies

Solicitations of proxies may be made in person or by mail, telephone, or other means. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our directors, officers, and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

On request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC (including a list briefly describing the exhibits thereto), to any shareholder. Please contact us at (615) 221-2020, or write to our Chief Financial Officer at 1736 Carothers Parkway, Suite 100, Brentwood, Tennessee 37027, for any such request.

2015 Bank Merger

Effective April 1, 2015, Commerce Union completed the merger of legacy Reliant Bank, a Tennessee corporation (“Legacy Reliant Bank”) with and into Commerce Union’s subsidiary bank, Commerce Union Bank. At the closing of the merger, Reliant Bank merged with and into Commerce Union Bank, with Commerce Union Bank surviving the merger as the surviving corporation. Effective September 24, 2015, Commerce Union Bank changed its name to “Reliant Bank” and is referred to in this proxy statement as “Reliant Bank.”

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees and Vote Required to Elect Nominees

The board of directors currently has 11 members divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class I directors will expire at the 2018 annual meeting of shareholders. The terms of the Class II directors will expire at the 2016 annual meeting of shareholders, and the terms of the Class III directors will expire at the 2017 annual meeting of shareholders.

Our current directors and their classes are:

Name	Board class
Homayoun Aminmadani	Class II Director*
DeVan D. Ard, Jr.	Class I Director
Charles Trimble (Trim) Beasley	Class II Director*
John Lewis (Buddy) Bourne	Class III Director
William Ronald (Ron) DeBerry	Class I Director
Sharon H. Edwards	Class I Director
Farzin Ferdowsi	Class I Director
Darrell S. Freeman, Sr.	Class III Director
James Gilbert Hodges	Class III Director
James R. Kelley	Class III Director
Don Richard Sloan	Class II Director*

*	Standing for election by the shareholders at the meeting.

The board of directors recommends that you elect Messrs. Aminmadani, Beasley, and Sloan as Class II directors. If a quorum is present, the directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected directors. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Ard and DeBerry will vote your proxy to elect Messrs. Aminmadani, Beasley, and Sloan. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Ard and DeBerry will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Information about Directors

The following table shows for each director of Commerce Union as of December 31, 2015: (1) his or her name; (2) his or her age; (3) how long he or she has been a director of Commerce Union; (4) his or her position(s) with Commerce Union or Reliant Bank, other than as a director; and (5) his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years.

Name (Age)	Director Since	Positions and Business Experience
Homayoun Aminmadani (70)	2015

Homayoun Aminmadani is a veteran restaurateur with more than 40 years of experience in the YUM! Brands, Inc. as a franchisee of various brands. During these years, Mr. Aminmadani has developed over 150 Pizza Hut restaurants and, through his ownership in various entities, he owns and operates more than 80 Taco Bell restaurants and other various franchised restaurants. He has been involved in the development of several office buildings, shopping centers and residential subdivisions. Mr. Aminmadani is a former organizer and executive board member of Premier Bank of Brentwood, which merged with Bancorp South in December 2004. He was a member of the board of trustees for Franklin Road Academy for many years. A native of Iran, Mr. Aminmadani immigrated to the United States in 1964 and earned his Bachelor of Science degree in civil engineering from the University of Kansas.

Mr. Aminmadani was appointed to the Commerce Union board of directors effective April 1, 2015.

DeVan D. Ard, Jr. (61)	2015

DeVan Ard, Jr. is the president of Commerce Union and the president and chief executive officer of Reliant Bank. He is a 35-year banking veteran. He began his career with AmSouth Bank in 1981 and held various positions through 2004 before leaving to form Reliant Bank. Reliant was started by a group of businessmen and women in 2006 as a full service community bank headquartered in Brentwood, Tennessee. Prior to the merger with Commerce Union Bank, Reliant Bank had grown to over $400 million in assets. Reliant serves its customers through seven branches in Williamson, Davidson, Robertson, and Sumner County, and loan production offices in Bellevue and Murfreesboro.

Playing an active role in the business and nonprofit community, Mr. Ard currently serves as Chairman of the board for the We Are Building Lives Foundation, and is a board member and finance committee member for the Middle Tennessee Council of Boy Scouts of America. Mr. Ard is also a member of the Rotary Club of Nashville, a board member and past Chairman of the Adventure Science Center, past president of the PENCIL Foundation, and is a graduate of Leadership Nashville.

Mr. Ard holds a Master’s Degree in Business Administration from the University of Alabama, Tuscaloosa and earned his Bachelor of Arts degree in business administration and history from Vanderbilt University.

Mr. Ard was appointed to the Commerce Union board of directors effective April 1, 2015.

Charles Trimble Beasley (67)	2006	Trim Beasley is currently the president of Center Star, Inc., a research and development firm specializing in thermal reflective material properties. He graduated from Vanderbilt University with a Bachelor of Engineering degree in 1970 and went on to earn a Master of Business Administration degree from the University of Tennessee in 1975. Mr. Beasley began his business career with Everett Beasley, Inc., serving as company president for 17 years before selling his business interest in 1997. Since that time, he has been involved in numerous small business ventures, securities, and real estate investments. Mr. Beasley has served in the past as president of the Robertson County Cancer Society, president of the Robertson County Chamber of Commerce, president of the Springfield Rotary Club, and a member of the inaugural class of Leadership Middle Tennessee. He currently serves on the advisory committee of the Jennings A. Jones College of Business at Middle Tennessee State University. Additionally, Mr. Beasley has previously served on community bank boards, including First National Bank, Springfield. Mr. Beasley is presently a director of Farmers National Bank in Bowling Green, Kentucky.

John Lewis Bourne (60)	2006	Buddy Bourne is a veteran agricultural professional with over 31 years of experience in the tobacco industry. He graduated from Austin Peay State University with a Bachelor of Science degree in Agriculture. Since retiring from his position at Altria Client Services, his most recent employer, Mr. Bourne has continued to pursue his second career as a farmer, producing dark tobacco as well as grain crops. Over the course of his career, Mr. Bourne has been an active member in a variety of professional and community organizations, including the Middle Regional Advisory Council for the University of Tennessee Institute of Agriculture, the Alpha Gamma Rho

		fraternity, and the Delta Tau Alpha agricultural honor society. Mr. Bourne brings an extensive knowledge of agribusiness as well as a thorough understanding of local farming conditions to the board of directors of Commerce Union and the board of directors of Reliant Bank.

William Ronald DeBerry (69)	2006	Ron DeBerry is currently the chief executive officer of Commerce Union. He received a Bachelor of Business Administration from the University of Mississippi in 1969 and earned a Master of Business of Administration from the University of Tennessee in 1977. After graduating from the University of Mississippi, Mr. DeBerry was commissioned a second lieutenant in the U.S. Army, serving on active duty from 1969 until 1971, including a tour of duty in Vietnam. Mr. DeBerry began his banking career with the former Commerce Union Bank in 1973. He was repeatedly promoted over the following decades, serving in an array of positions with increasing responsibility over strategic banking matters. On August 14, 2006, Mr. DeBerry established the new Commerce Union Bank, which was renamed Reliant Bank in 2015. Since its inception, he has overseen the bank’s expansion into Sumner and Davidson counties. Mr. DeBerry brings vast banking experience and knowledge to the board of directors of Commerce Union and the board of directors of Reliant Bank. He currently serves as chairman of the board of directors of Commerce Union and is a member of the board of directors of Reliant Bank.

Sharon H. Edwards (50)	2015

Ms. Edwards is the Finance Director of Willis Towers Watson North America and the Chief Financial Officer of Willis North America, Inc., both units of Willis Towers Watson Public Limited Company. Ms. Edwards joined Willis Towers Watson in 1991 and has extensive financial and operational expertise. Prior to serving as CFO, Ms. Edwards worked as the Chief Administrative Officer of Willis North America, Inc. She is a Certified Public Accountant, a Chartered Global Management Accountant, and holds a Bachelor of Science in Accounting from the University of Tennessee. Prior to joining Willis Towers Watson, Ms. Edwards spent four years working for the public accounting firm of Arthur Andersen & Co.

Ms. Edwards has co-chaired the Women at Willis initiative in North America and also serves on the Willis Foundation Board of Directors. In addition to her duties at Willis Towers Watson, Ms. Edwards serves on the Board of Trustees for Pope John Paul II High School. In 2011, Ms. Edwards was selected as one of Business Insurance magazine’s 2011 “Women to Watch.” Additionally, Ms. Edwards was selected as a finalist for the Nashville Business Journal’s 2013 “Women of Influence.” She is a member of Women Corporate Directors, the AICPA, and Tennessee Society of CPA’s.

Farzin Ferdowsi (68)	2015

Farzin Ferdowsi has a long history of building successful franchises and serving in leadership roles in the banking and finance community in Middle Tennessee. He is chief executive officer of Brentwood, Tennessee-based Management Resources Company. Formed in 1971, MRCO manages more than 40 Taco Bell restaurants throughout the Southeast.

Mr. Ferdowsi’s commitment to community service includes participating on numerous corporate and nonprofit boards. He currently serves as a board member for the Taco Bell Foundation, Boys and Girls Club of Middle Tennessee, Community Foundation and the Vanderbilt Ingram Cancer Center Board of Overseers. He is a former board member for Nashville Alliance for Public Education, Goodwill Industries, TSU Foundation. Tennessee Performing Arts Center and Trustees for Leadership Nashville. He is also a member of the Rotary Club of Nashville. A native of Iran, Mr. Ferdowsi immigrated to the United States in 1965 and earned his Bachelor of Science degree in industrial and mechanical engineering from Kansas State University.

Darrell S. Freeman, Sr. (51)	2015

Darrell S. Freeman Sr. is the chairman of Zycron, Inc., an information technology services and solutions firm he founded in 1991 in Nashville, Tenn. Zycron employs more than 260 IT professionals across the country. Mr. Freeman was an organizer of Reliant Bank. He is also the co-founder and chairman of Pinnacle Construction Partners, which provides a full range of preconstruction planning and construction management services for the public and private sector.

Mr. Freeman’s commitment to the Nashville community is evident through his recently completed, two-term service as immediate past chairman of the Nashville Chamber of Commerce. He is a current board member of Centennial Medical Center, and as former chairman of the 100

		Black Men of Middle Tennessee, he led the organization to achieve chapter of the year in 2005. Other organizations for which Mr. Freeman serves or has served on the board are: Stone Crest Medical Center, Nashville Community Foundation, the Nashville Downtown Rotary Club, the Federal Reserve Advisory Board, the African American Museum of Music Art and Culture, Middle Tennessee State University Board of Trustees and the Nashville Broadband Task Force. Mr. Freeman holds a bachelor’s and a master’s degree from Middle Tennessee State University.

James Gilbert Hodges (60)	2008	Jim Hodges is the president of Hodges Group, Inc., a construction company he started in 1990. He currently directs the overall construction management, organization, and operations of all projects and related construction activities for the corporation. Over the course of nearly 25 years, Mr. Hodges has succeeded in expanding his company’s portfolio, offering hundreds of services to his clients and building Hodges Group into a multi-discipline construction company. In addition to his work at Hodges Group, Mr. Hodges has served in leadership positions at various community organizations, including the Chamber of Commerce of Sumner County, Mayor’s Advisory Council, Leadership Middle Tennessee, Portland Planning Commission, and Sumner County Industrial Board. He has also been the recipient of numerous awards, such as Citizen of the Year, Small Business of the Year, the Industrial Excellence Award, and the Governor’s Excellence Award. Additionally, Mr. Hodges served for 12 years on the advisory board for Cumberland Bank. He brings decades of experience in construction and small business management to the board of directors of Commerce Union and the board of directors of Reliant Bank.

James R. Kelley (68)	2015

Jim Kelley is a member of Neal & Harwell, PLC. His practice is focused primarily in the areas of commercial law, bankruptcy, taxation and general corporate matters. He earned his degree from Vanderbilt University and graduated from Emory Law School with distinction receiving a JD and an LLM in Taxation. He has received many professional accolades including recognition as one of Tennessee’s 101 Best Lawyers by Business Tennessee magazine, 100 Super Lawyers in Tennessee by Law & Politics and the publishers of Memphis Magazine, and The Best of the Bar by the Nashville Business Journal, being listed in Best Lawyers in America since 1989 and in Chambers USA and admission as a Fellow in the American College of Bankruptcy and as a Fellow in the Nashville Bar Foundation.

Mr. Kelley is active in many civic and charitable organizations, including serving as a member of the board of directors and executive committee and as president of Nashville Cares, as a member of the board of directors and executive committee and as president of Oasis Center, as a member of the board of directors and executive committee and as president of Greenways for Nashville, as a member of the board of directors and as president of the Richland West End Neighborhood Association, a member of the board of directors of American Friends of Chantilly, and a member of the board of trustees of Watkins College of Art, Design, and Film.

Don Richard Sloan (66)	2006	Don Sloan is an independent pharmacist who has owned and operated South Side Drug Company in Springfield, TN, for 40 years. He attended Austin Peay State University and graduated from the University of Tennessee College of Pharmacy in Memphis, TN, in 1972. In addition to his duties at South Side Drug Company, Mr. Sloan is a partial owner of Springfield Drugs and serves on the Robertson County Board of Health and the City of Springfield’s Zoning and Appeals Board. He is also a member of the Tennessee Pharmacist Association and the American Pharmacy Cooperative. As a long-time small businessman and healthcare professional, Mr. Sloan brings valuable insights to the board of directors of Commerce Union and the board of directors of Reliant Bank.

Information about Executive Officers

Set forth below is information about our executive officers, other than Mr. DeBerry, our chief executive officer, and Mr. Ard, our President, who are also directors and are discussed above.

Name (Age)	Officer Since	Positions and Business Experience
J. Dan Dellinger (55) Chief Financial Officer	2015

Dan Dellinger is the Chief Financial Officer of Commerce Union. Mr. Dellinger is a veteran community banker with over 25 years’ experience. He has served as the chief financial officer for three community banks. Mr. Dellinger served in that role for Premier Bank of Brentwood from 1997 until its sale to BancorpSouth in 2004. He also served in that role for an East Tennessee community bank from 1992 until 1996.

Prior to his career in banking, Mr. Dellinger spent 11 years in public accounting. He is a Certified Public Accountant (inactive) in the state of Tennessee and is a member of the Tennessee Society of CPA’s and the AICPA.

Mr. Dellinger has participated on several CFO panels for the AICPA and the Tennessee Bankers Association. Mr. Dellinger has also served as an instructor for The Southeastern School of Banking. He served as a director for the Independent Division of the Tennessee Bankers Association for 3 years. He currently serves as a member of the Tennessee Bankers Association’s Government Relations Committee and participates in the Committee’s annual legislators visit to Washington, D.C.

Mr. Dellinger is a member of the Executive Board for the Middle Tennessee Council of the Boy Scouts of America. He also serves on the Finance Committee. Mr. Dellinger is a past member of the Brentwood Rotary Club where he served for 15 years.

Mr. Dellinger received his bachelor degree in business administration with a concentration in accounting from East Tennessee University and is a graduate of The Southeastern School of Banking.

Family Relationships

Mr. DeBerry, our Chairman and Chief Executive Officer and a director, is married to Paula DeBerry, our Executive Vice-President, Chief Retail Officer and Sumner County Market Vice President. Mr. Dellinger, our Chief Financial Officer, is married to Cassie Dellinger, our Senior Vice President, Senior Operations Officer.

Certain Other Related Transactions

Reliant Bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including independent directors) and executive officers of Commerce Union and Reliant Bank, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to Reliant Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, Reliant Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Reliant Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies

The aggregate dollar amount of loans outstanding to directors and executive officers of Reliant Bank and Commerce Union was approximately $10,484 at December 31, 2015.

Reliant Mortgage Ventures, LLC is a subsidiary of Reliant Bank, which provides mortgage banking services to bank customers. Roger Williams is the president of Reliant Mortgage Ventures, LLC, and Mr. Dellinger is the secretary. This entity was formed as a Tennessee limited liability company in 2011 and has two members, Reliant Bank and VHC Fund 1, LLC, a Tennessee limited liability company. Reliant Bank holds 51% of the governance rights and 30% of the financial rights. VHC Fund 1, LLC holds 49% of the governance rights and 70% of the financial rights. VHC Fund 1, LLC is controlled by an immediate family member of Mr. Ferdowsi.

On April 1, 2010, legacy Reliant Bank (“Reliant”), entered into a Lease Agreement, by and between Reliant and RBC Center II, LLC (now d/b/a RBC Center II, GP) (“RBC Center II”) (the “Operations Lease”) and a Lease Agreement by and between Reliant and RBC Center II (the “Branch Lease”). The Operations Lease and the Branch Lease were assumed by Commerce Union Bank effective April 1, 2015, upon consummation of the merger of legacy Reliant Bank with and into Commerce Union Bank, with Commerce Union Bank surviving the merger and later changing its name to “Reliant Bank.” Certain directors of the Company are limited partners of entities that hold equity interests in RBC Center II. Homayoun Aminmadani and a family member of Farzin Ferdowsi are limited partners of AFF RBC II, LP, which holds a 40% equity interest in RBC Center II. Darrell S. Freeman, Sr. and James R. Kelley are limited partners of KF RBC II, LP, which holds a 17.5% equity interest in RBC Center II.

Policies on Related Party Transactions

Related party transactions are governed by our Code of Ethics, which applies to all officers, directors and employees. This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing, and related party transactions. Waiver of the policies set forth in this code will only be permitted when circumstances warrant. Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer may be made only by the board of directors, as a whole, or the audit committee of the board of directors and must be promptly disclosed as required by applicable law or regulation. Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted.

Involvement in Certain Legal Proceedings

In 2008, Messrs. Ferdowsi and Aminmadani each owned a 45% equity interest in American Hospitality Corporation, Restaurant Management of Carolina, L.P., and East West Enterprises, LLC. These three entities owned and operated approximately 80 franchised restaurants in the southeastern United States. In November 2008, one of three lenders to those entities declared a non-monetary default under a credit agreement and subsequently filed a complaint in the U.S. District Court for the Middle District of Tennessee in Nashville seeking the appointment of a receiver for the entities. Messrs. Ferdowsi and Aminmadani, along with the other owners of the entities, all of whom were guarantors of the credit obligations, were also named as defendants in the receivership proceedings. The three entities, in turn, filed petitions for relief under Chapter 11 of the U.S. bankruptcy code in the U.S. Bankruptcy Court for the Middle District of Tennessee in Nashville. In 2009, the three entities and the owners negotiated a consensual Chapter 11 plan of reorganization with the creditors that provided for payment in full of all claims over time. The plan was effective on October 7, 2009. Under the terms of the Chapter 11 plan, Messrs. Ferdowsi and Aminmadani, along with the other owners, reaffirmed their guaranties. In 2010, all of the creditors received payment in cash in full payment of the claims.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the company with respect to beneficial ownership of the company’s common stock as of March 18, 2016 for (i) each director and nominee, (ii) each holder of 5.0% or greater of the company’s common stock, (iii) the company’s named executive officers, and (iv) all named executive officers and directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of Commerce Union Bancshares, Inc., 1736 Carothers Parkway, Suite 100, Brentwood, Tennessee 37027.

Name	Number of Commerce Union Shares Owned	Right to Acquire (1)	% of Beneficial Ownership As of March 18, 2016 (2)

Directors and Named Executive Officers

Homayoun Aminmadani	275,709	0	3.65%
DeVan D. Ard, Jr. (3)	57,936	13,277	*
Charles Trimble (Trim) Beasley	26,756	0	*
John Lewis (Buddy) Bourne	12,600	10,500	*
William Ronald (Ron) DeBerry (4)	55,287	99,750	2.03%
J. Daniel Dellinger (5)	37,240	9,193	*
Sharon Edwards	8,000	0	*
Farzin Ferdowsi	258,472	0	3.42%
Darrell S. Freeman, Sr.	70,051	0	*
James Gilbert Hodges	5,344	0	*
James R. Kelley	39,143	0	*
Don Richard Sloan	14,700	10,500	*

All current directors and named executive officers as a group (12 persons)	861,238	143,220	13.28%

Less than 1%

(1)	Includes shares that may be acquired within the next 60 days as of March 18, 2016, by exercising vested stock options but does not include any unvested stock options.
(2)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group and the current and prospective directors and executive officers as a group, these percentages are determined by assuming that each director or executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 7,547,469 shares of Commerce Union common stock outstanding on March 18, 2016.
(3)	7,000 of these shares are pledged as security for a loan.
(4)	Of these shares, 2,000 are restricted shares held by spouse, Paula DeBerry and 21,000 vested options are held by spouse, Paula DeBerry.
(5)	Of these shares, 12,114 are held by spouse, Cassie Dellinger, and 537 are held by son and stepson; 2,554 vested options are held by spouse, Cassie Dellinger. 11,000 of these shares are pledged as a security for a loan.

THE COMPANY’S LONG-TERM EQUITY AND QUALIFIED RETIREMENT PLANS

401(k) Plan

Reliant Bank has established the Reliant Bank 401(k) Plan pursuant to which it makes matching and discretionary contributions on behalf of each of the executive officers. Reliant Bank also maintains and pays premiums on behalf of each executive officer under a life insurance plan and provides partial payment of premiums for medical benefits if the executive officer so elects.

Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan

Background and Purpose. On April 28, 2011, Commerce Union adopted the Commerce Union Bancshares, Inc. Stock Option Plan for directors, organizers and management employees of Commerce Union and Commerce Bank, and on March 10, 2015, the shareholders of Commerce Union approved the Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan. The stock option plan permits the grant of awards of up to 1,250,000 shares of Commerce Union common stock in the form of stock options. The stock option plan seeks to advance the interests of Commerce Union shareholders by offering management and employees of Commerce Union and Reliant Bank a flexible means of compensation and motivation for outstanding performance and by offering directors and organizers with a grant of equity for furthering the growth and profitability of each entity. The Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan will continue to remain in effect until March 23, 2021.

Eligibility. Any employee or director of Commerce Union or Reliant Bank that is selected by the board of directors of Commerce Union, is eligible to receive grants under the Amended and Restated Stock Option Plan except for a director of Commerce Union or Reliant Bank who serves on the board of directors of an entity other than as provided under Rule 16b-3 of the Securities Exchange Act 1934. Only employees can receive grants of incentive stock options.

Administration. The amended and restated stock option plan is administered by the board of directors of Commerce Union. The board of directors has the power to interpret the amended and restated stock option plan and to determine the type and amount of grants, the terms and conditions of the grants and the terms of agreements that will be entered into with the personnel receiving grants. Additionally, the board of directors has the power to amend any outstanding awards of options to the extent it deems appropriate, provided that the individual grantee’s consent is required if the amendment is adverse to the grantee’s interest. The board of directors has the power to make rules and guidelines for carrying out the amended and restated stock option plan and any interpretation by the board of directors of the terms and provisions regarding the amended and restated stock option plan are final and binding.

Types of Awards. Stock options are rights to purchase a specified number of shares of common stock at a price fixed by the board of directors. Each option must be represented by an award agreement identifying the option as either an “incentive stock option,” within the meaning of Section 422 of the Code, or a “non-qualified stock option,” which does not satisfy the conditions of Section 422 of the Code. The award agreement also must specify the number of shares of common stock that may be issued upon exercise of the options, and set forth the exercise price of the options. The exercise price for options that qualify as incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant. The option exercise price may be satisfied in cash or certified or cashier’s check payable to the order of Commerce Union. Options have a maximum term of 10 years from the date of grant. The board of directors has broad discretion to determine the terms and conditions upon which options may be exercised, and the board of directors may determine to include additional terms in the award agreements.

Transferability. No options under the amended and restated stock option plan are transferable other than by a will or the laws of descent and distribution, as applicable.

Amendment and Termination. The board of directors may amend, alter, suspend or terminate the plan at any time. Any amendment to the plan must be approved by the stockholders to the extent such approval is required by the terms of the plan, the rules and regulations of the Securities and Exchange Commission, or the rules and regulations of any exchange upon which Commerce Union’s stock is listed. However, no amendment, alteration, suspension or termination of the plan may impair the rights of any participant, unless mutually agreed in writing by the participant and the Committee.

Adjustments upon Change in Capitalization. In the event of a reorganization, recapitalization, stock split, stock dividend, issuance of securities convertible into stock, combination of shares, merger, consolidation or any other change in the corporate structure of Commerce Union affecting any shares of stock, or a sale by Commerce Union of all or substantially all of its assets, or any distribution to shareholders other than a normal cash dividend, or any assumption or conversion of outstanding grants as a result of an acquisition, the board of directors will make appropriate adjustments in the period of time in which non-qualified stock options may be exercised, the number and kind of shares authorized, and any adjustments in outstanding grants of options as deemed appropriate to maintain equivalent value providing that the incentive stock options will continue to meet the requirements of Code Sections 422 and 424.

Change in Control. A change in control of Commerce Union or Reliant Bank will occur upon the happening of one or more of the following events: (i) an acquisition in one or more transactions of 25% or more of the voting stock by any person, or by two or more persons acting as a group other than directly from Commerce Union or Reliant Bank; (ii) an acquisition in one or more transactions of at least 15% but less than 25% of the voting stock by any person, or by two or more persons acting as a group (excluding officers and directors of Reliant Bank), and the adoption by the board of directors of a resolution declaring that a change in control of Commerce Union or Reliant Bank has occurred; (iii) a merger, consolidation, reorganization, recapitalization or similar transaction involving the stock of Commerce Union or upon the culmination of which more than 50% of the voting stock of the surviving corporation is held by person(s) other than former shareholders of Commerce Union or Reliant Bank; and (iv) 25% or more of the directors elected by shareholders of Commerce Union or Reliant Bank are persons who were not listed as nominees in Commerce Union’s or Reliant Bank’s then most recent proxy statement, unless a majority of the members of the board of directors of Commerce Union or Reliant Bank, excluding the new directors, vote that no change in control occurred by virtue of the election of the new directors. If a change in control occurs due to any of the listed events, the outstanding options under this plan shall continue to vest in accordance with the vesting schedule set forth in the option holder’s stock option agreement and continue to be exercised in accordance with terms set forth in the option holder’s stock option agreement.

Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan

General. On April 23, 2015, the board of directors adopted, and the Commerce Union shareholders later approved at the 2015 annual meeting, the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The purpose of the 2015 Plan is to promote the company’s interests by attracting and retaining employees through performance-related incentives to achieve long-range performance goals, enabling employees to participate in the financial success of the company, encouraging ownership of company stock by employees, and linking employees’ compensation to the long-term interests of the company and its shareholders. Additionally, the 2015 Plan provides for compensation for directors of Commerce Union and its subsidiaries for their service as members of the various boards of directors through grants of non-qualified options and/or restricted stock. The 2015 Plan provides for compensation through incentive stock options, non-qualified stock options, restricted stock grants, and performance-based cash and equity awards. The 2015 Plan provides for the issuance of options to purchase and awards of up to 900,000 shares of Commerce Union’s common stock.

Plan Term. The 2015 Plan’s term commenced upon shareholder approval at the 2015 annual shareholder meeting held on June 18, 2015, and will terminate on June 18, 2025 (subject to early termination as described herein).

Administration. The 2015 Plan is administered by a committee of the board, which the board has designated as the compensation committee. Subject to the express provisions of the 2015 Plan, the compensation committee is authorized to construe and interpret the 2015 Plan, and make all the determinations necessary or advisable for administration of the 2015 Plan.

Eligible Participants. The 2015 Plan provides that all directors and employees of Commerce Union, its affiliated companies, and subsidiaries are eligible to receive grants of stock options, restricted stock, and performance-based cash and equity awards. Subject to the certain limitations, the compensation committee is empowered to determine which eligible participants, if any, should receive options, the number of shares subject to each option, and the terms and provisions of the option agreements.

Shares Subject to the 2015 Plan. 900,000 shares of common stock are covered by the 2015 Plan. Options will be granted at no less than the fair market value of the common stock as of the date of grant.

Incentive and Non-Qualified Stock Options. The 2015 Plan provides for the grant of both incentive stock options and non-qualified options. Incentive stock options are available only to persons who are employees of Commerce Union or its subsidiaries, and are subject to limitations imposed by applicable sections of the Internal Revenue Code of 1986, as amended (the “Code”), including a $100,000 limit on the aggregate fair market value of shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under the 2015 Plan and all other “incentive stock option” plans of Commerce Union). Any options granted under the 2015 Plan which do not meet the limitations for incentive stock options, or which are otherwise not deemed to be incentive stock options, shall be deemed “non-qualified”. Subject to the foregoing and other limitations set forth in the 2015 Plan, the exercise price, permissible time or times of exercise, and the remaining terms pertaining to any option are determined by the compensation committee; however, the per share exercise price under any option may not be less than 100% of the fair market value of the common stock on the date of grant of the option.

Restricted Stock Grants. The 2015 Plan provides that the compensation committee may grant restricted stock to employees or directors. Restricted stock grants shall consist of shares of common stock granted to a participant, subject to certain restrictions against disposition and certain obligations to forfeit such shares to the company.

Performance Based Awards. The compensation committee may set one or more performance goals, award amounts and performance periods. The performance goals measure performance of our company or any subsidiary or business unit of our company within the performance period based on one or more of the following: (1) earnings or book value per share; (2) earnings, (3) return on equity, assets, capital or investment, (4) operating income or profit; (5) operating efficiencies; (6) the ratio of criticized/classified assets to capital; (7) allowance for loan and lease losses; (8) the ratio of non-performing assets to total assets; (9) the ratio of past due loans greater than 90 days and non-accruals to total loans; (10) the ratio of net charge-offs to average loans; (11) after-tax operating income; (12) cash flows; (13) total revenues or revenues per employee; (14) stock price or total shareholder return; (15) growth in loans, margins and/or deposits; (16) dividends; or (17) meeting specified revenue or expense targets; business, market and branch network expansion goals; and goals related to acquisition or divestitures. With respect to any covered officer, the maximum number of shares that may be granted as performance awards in each year of the performance period is 90,000 and the maximum amount of any cash award shall not exceed $200,000 in each year of the performance period.

Adjustment Provision. In the event that the Company issues dividends of cash or stock, recapitalizes, splits its stock, reorganizes, merges, consolidates, issues of warrants or other rights to purchase company stock, or engages in certain other corporate transactions, then the 2015 Plan gives the compensation committee the ability to adjust the number of shares with respect to which awards may be granted under the 2015 Plan, the number of shares subject to outstanding awards under the 2015 Plan, and to make certain other adjustments to awards under the 2015 Plan.

Award Agreements. At the time any award is made, the company and the participants will enter into an option agreement or restricted stock agreement (each, an “award agreement”) setting forth the terms of the award and such other matters as the compensation committee may determine to be appropriate. The terms and provisions of the award agreements need not be identical, and the compensation committee may, in its sole discretion, amend an outstanding award agreement at any time in any manner that is not inconsistent with the provisions of the 2015 Plan. The maximum number of shares that may be subject to awards granted to any one participant may not exceed 100% of the aggregate number of shares of common stock that may be issued under the 2015 Plan (as adjusted from time to time in accordance with the provisions of the Plan).

Equity Compensation Plan Information as of December 31, 2015

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	708,921	$10.73	541,079

Equity compensation plans not approved by security holders	—	—	—

Total	708,921	$10.73	541,079

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Company’s business is managed by its employees under the direction and oversight of the board of directors. Board members are kept informed of the Company’s business through discussions with management, materials provided to them by management and their participation in board and board committee meetings.

Board Composition and Director Independence

As of April 1, 2015, the board is comprised of 11 directors. The board has determined that a majority of its members are independent as defined by the listing standards of the NASDAQ Stock Market. Specifically, our board of directors has determined that the following directors are independent: Homayoun Aminmadani, Darrell Freeman, Jim Kelley (except by independence standards specific to the audit committee), Don Sloan, Jim Hodges, John Lewis Bourne, Trim Beasley, and Sharon Edwards (lead independent director).

The board of directors has four standing committees: the Executive/Loan Committee, the Audit Committee, the Human Resources/Compensation Committee, and the Nominating/Board Governance committee. The board limits membership on the audit committee, the compensation committee and the nominating and governance committee to independent directors as defined by the NASDAQ listing standards and the rules and regulations of the Securities and Exchange Commission (“SEC”). The standing committees advise the board of directors on policy origination and plan administrative strategy and assure policy compliance through management reporting from areas under their supervision.

Board Leadership Structure

Currently, the chairman of the board, William Ronald DeBerry, also serves as our chief executive officer, and DeVan D. Ard, Jr. serves as Commerce Union’s president. Sharon H. Edwards has been appointed by the board to serve as the lead independent director. The lead independent director provides leadership to and reports to the board of directors focused on enhancing effective corporate governance, provides a source of board leadership complementary to, collaborative with and independent of the leadership of the chairman and chief executive officer, and promotes best practices and high standards of corporate governance.

We believe this leadership structure is most appropriate for us because we believe having the chief executive officer serve as chairman fosters an alignment of various company leadership duties. Additionally, the company believes that having the person most familiar with all aspects of the day-to-day operations lead the board of directors enhances accountability and effectiveness. Commerce Union does not have a formal policy with respect to the separation or combination of the offices of chairman of the board and chief executive officer. Rather, the board has the discretion to combine or separate these roles as it deems appropriate from time to time, which provides the board with necessary flexibility to adjust to changed circumstances.

Risk Oversight

Oversight of risk management is a central focus of the board and its committees. The full board regularly receives reports both from committees and from management with respect to the various risks facing the company, and oversees planning and responding to them as appropriate. The audit committee currently has primary responsibility for oversight of financial risk and for oversight of the company’s risk management processes, including those relating to litigation and regulatory compliance. Under its charter, the audit committee is required to discuss the company’s risk assessment and risk management policies and to inquire about any significant risks and exposures and the steps taken to monitor and minimize such risks. The compensation committee is chiefly responsible for compensation-related risks. Under its charter, the compensation committee must discuss and review the key business and other risks the company faces and the relationship of those risks to certain compensation arrangements. Each of these committees receives regular reports from management concerning areas of risk for which the committee has oversight responsibility.

Code of Conduct

The Company has adopted a Code of Conduct, which contains provisions consistent with the SEC’s description of a code of ethics, which applies to its directors, officers and employees, including its principal executive officers, principal financial officer, principal accounting officer, controller and persons performing similar functions. The purpose of the Code of Conduct is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to: (1) promote honest and ethical conduct; (2) provide full, fair, accurate, timely and understandable disclosure in reports and documents that Commerce Union files with the SEC and other public communications by Commerce Union; (3) assure compliance with applicable governmental laws, rules and regulations; (4) require prompt reporting of any violations of the

Code of Conduct; and (5) establish accountability for adherence to the Code of Conduct. Each director is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct. The Company’s Code of Conduct is available on Reliant Bank’s website at www.reliantbank.com in the Investor Relations area.

Meetings of the Boards of Directors

Effective April 1, 2015, all of the directors of Commerce Union Bancshares also served as directors of Reliant Bank. The Reliant Bank board held 12 meetings during 2015, and the Commerce Union board held six meetings in 2015. All directors attended at least 80% of the aggregate total number of bank and holding company board meetings, and meetings of the bank and holding company board committees on which they served (to the extent held during the period for which the director had been a member of the board(s) or a member of such board committees). The company does not have a policy for director attendance at annual meetings. Each of our directors was present at the 2015 annual shareholders’ meeting.

Audit Committee

The audit committee selects and engages Commerce Union’s independent registered public accounting firm each year. In accordance with its charter, the audit committee, among other things, reviews Commerce Union’s financial statements, the results of internal auditing, financial reporting procedures, and reports of regulatory authorities, and it regularly reports to the board of directors with respect to all significant matters presented at meetings of the audit committee.

Effective April 1, 2015, the audit committee is comprised of four non-employee directors: Sharon H. Edwards, who serves as chair of the committee, Charles Trimble (Trim) Beasley, John Lewis (Buddy) Bourne, Darrell S. Freeman, Sr., and Homayoun (Homey) Aminmadani, each of whom is “independent” as defined by the NASDAQ listing standards and the rules and regulations of the SEC. The board of directors has determined that the committee chair, Sharon H. Edwards, meets the SEC’s criteria for an “audit committee financial expert.” During 2015, the audit committee met five times.

Audit Committee Report

Committee Charter

The audit committee and the board have approved and adopted a charter for the audit committee. In accordance with the charter, the audit committee assists the board in fulfilling its responsibility for overseeing the accounting, auditing and financial reporting processes of the Company. The responsibilities of the audit committee are described in greater detail in its charter. The charter of the audit committee is available on Reliant Bank’s website at www.reliantbank.com in the Investor Relations area.

Auditor Independence

The audit committee received from Maggart & Associates P.C. (“Maggart & Associates”) written disclosures and a letter regarding its independence as required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence,” describing all relationships between the independent registered public accounting firm and the Company that might bear on the registered public accounting firm’s independence, and discussed this information with Maggart & Associates. The audit committee also reviewed with Maggart & Associates and financial management of the Company the audit plans, audit scope and audit procedures. The discussions with Maggart & Associates also included the matters required by the Public Accounting Oversight Board Auditing Standard No. 16. The audit committee has also considered, and concluded, that the provision of services by Maggart & Associates described under the caption “Audit and Non-Audit Fees” are compatible with maintaining the independence of Maggart & Associates.

Review of Audited Financial Statements

The audit committee has reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2015 and has discussed the audited financial statements with management and with Maggart & Associates. Based on all of the foregoing reviews and discussions with management and Maggart & Associates, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, to be filed with the SEC.

The foregoing report is submitted by the following members of the audit committee:

Sharon Edwards

Charles (Trim) Beasley

John Lewis (Buddy) Bourne

Darrell Freeman

Homayoun (Homey) Aminmadani

Nominating and Governance Committee

The nominating and governance committee is responsible for: assisting, advising and making recommendations to the board of directors on corporate governance matters, including the identification, selection, and recommendation of qualified individuals to become board members; selecting and recommending that the board approve the director nominees for the annual meeting of shareholders; developing and recommending to the board a set of corporate governance guidelines; developing and recommending a board committee structure and recommending the membership and chairs of committees; overseeing the evaluations of the board; and overseeing the succession planning for the chief executive officer.

The nominating and governance committee identifies nominees for the board of directors by first evaluating the current board members willing to continue serving as directors. Current board members with skills and experience that are relevant to our business and who are willing to continue their service are first considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining new skills, backgrounds and perspective, in light of our developing needs. If a vacancy exists, the committee solicits suggestions for director candidates from a number of sources, which can include other board members, management, and individuals personally known to members of the board.

Pursuant to our guidelines for selecting potential new board members, in selecting and evaluating persons to recommend to the board as nominees for director, the nominating and governance committee strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the board. In this regard, the nominating and governance committee also gives consideration to matching the geographic base of candidates with the geographic coverage of the company, and to diversity on the board that reflects the community that we serve. The nominating and governance committee will also take into account whether a candidate satisfies the criteria for “independence” under NASDAQ’s listing standards. These factors are subject to change from time to time.

The nominating and governance committee also evaluates candidates for nomination to the board of directors who are recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the board may do so by submitting a written recommendation to Commerce Union’s Secretary at its executive offices. Submissions must include certain information relating to such person that would indicate such person’s qualification to serve on the board of directors, including that information set forth in Section 3.9 of our bylaws and such other information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934. The nominating and governance committee will consider recommendations received by a date not later than 120 days before the anniversary date of the mailing of our proxy materials in connection with the prior year’s annual meeting of stockholders for nomination at the next annual meeting. The nominating and governance committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

There is no difference in the manner in which the nominating and governance committee evaluates candidates for membership on the board based on whether such candidate is recommended by a shareholder, the nominating and governance committee, a director or by any other source. No submission for board nominees by a shareholder was received by the company with respect to the annual meeting.

The charter of the nominating and governance committee is available on Reliant Bank’s website at www.reliantbank.com in the Investor Relations area. Effective April 1, 2015, the nominating and governance committee is comprised of James R. Kelley, the chairman, Homayoun (Homey) Aminmadani, Don Richard Sloan, and John Lewis (Buddy) Bourne. Each member of the committee is independent, as determined under the definition of independence set forth in NASDAQ’s rules and listing standards. During 2015, the nominating and governance committee met two times.

Compensation Committee

The compensation committee assists, advises, and makes recommendations to the board of directors on executive and director compensation matters, including evaluating and recommending to the board compensation and benefit plans for executives and directors of Commerce Union, as well as evaluating the performance of Commerce Union’s executives. The compensation committee solicits the recommendation of our chairman and chief executive officer, president, and independent consultant with respect to compensation determinations concerning the executive officers of Commerce Union, but does not delegate its authority with respect to compensation matters to any other person.

The compensation committee engaged an independent consultant, Matthews, Young and Associates, Inc. to review and provide recommendations regarding components of our executive compensation program throughout the year ended December 31, 2015. The compensation committee also may request others, including compensation consultants and legal counsel, to attend meetings or to provide relevant information to assist the committee in its work. In this connection, the compensation committee has the authority to retain compensation and benefits consultants and legal counsel used to assist the committee in fulfilling its responsibilities.

The charter of the compensation committee is available on Reliant Bank’s website at www.reliantbank.com in the Investor Relations area. As of April 1, 2015, the compensation committee is comprised of James (Jim) Gilbert Hodges, chairman, James (Jim) R. Kelley, Charles Trimble (Trim) Beasley, and Darrell S. Freeman, Sr. Each member of the committee is independent, as determined under the definition of independence set forth NASDAQ’s rules and listing standards. During 2015, the compensation committee met four times.

Compensation Practices Review

On an annual basis the compensation committee reviews its compensation policies, plans and practices as required by the SEC. The focus of this review is to identify any risks arising from compensation policies, plans, or practices that are “reasonably likely to have a material adverse effect” on Commerce Union or its subsidiaries. In turn, the committee takes action as necessary to eliminate or mitigate such risks. This review covers executive officers as well as all employees.

During 2015, the compensation committee conducted the risk assessment of compensation and reviewed a comprehensive report on all variable compensation plans that offer cash or stock as bonus/incentive compensation. The committee found that Commerce Union’s compensation policies, plans, and practices do not encourage unnecessary or unreasonable risk-taking and do not give rise to risks that are reasonably likely to have a material adverse effect on Commerce Union or its subsidiaries. Compensation plans are designed to balance the various elements of compensation (salaries, short-term bonus/incentives and long-term incentives) and, in turn, create a balanced focus on operating results, long-term performance, and the creation of shareholder value. Key plans related to executive officer cash incentives and all stock-based grants are administered by compensation committee and the board of directors.

Compensation Philosophy

Commerce Union’s overall executive compensation philosophy is to align its compensation program with optimizing shareholder value. To that end, the program is designed to recognize superior operating performance and to attract, retain and motivate the executive talent essential to the Company’s financial success. Consistent with this philosophy, the compensation committee is guided by the following objectives when administering the Company’s overall compensation program:

•	Attract and retain highly qualified executives who portray the Company’s culture and values;

•	Motivate executives to provide excellent leadership and achieve the Company’s goals;

•	Provide substantial performance-related incentive compensation that is aligned with the Company’s strategies and directly tied to meeting specific Company objectives;

•	Strongly link the interests of the executives to the value derived by the Company’s shareholders from owning the Company’s common stock; and

•	Be fair, ethical, transparent and accountable in setting and disclosing executive compensation.

In furtherance of these objectives, the following considerations underlie the compensation committee’s determination with respect to the following principal elements of compensation for the named executive officers:

Base Salary – Individual salary determinations should be based upon the officer’s qualifications, behaviors, cultural adherence and performance.

Annual Cash Incentives – Executives should have a portion of their total cash compensation at risk, contingent upon meeting Company objectives.

Long-Term Equity-Based Awards – Executives who are critical to the Company’s long-term success should participate in long-term incentive opportunities that link a portion of their total compensation to increasing shareholder value.

Retirement Plans and Other Benefits – Executives should participate in the Company’s benefit programs, such as health insurance, 401(k) plan, vacation and life insurance, at a level consistent with policy, prevailing law and current regulation.

Total compensation is intended to correlate to the Company’s ability to grow earning assets, which in turn enhances the Company’s growth in shareholder value. The compensation committee did not use competitive salary surveys to determine or measure the total compensation of the named executive officers. A portion of each named executive officer’s total compensation consists of cash payments, including base salary and/or annual cash incentive awards.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table and Narrative for Fiscal Year 2015

Under rules established by the SEC, Commerce Union is required to provide certain data and information regarding the compensation and benefits awarded to, earned by or paid to all persons who served as principal executive officer of the Company during 2014 and the two other most highly compensated executive officers whose total compensation exceeded $100,000 (the “named executive officers”). The disclosure requirements include the use of tables and narrative discussion of any material factors necessary to an understanding of the information disclosed in the tables. The summary compensation table below sets forth certain elements of compensation for the named executive officers of Commerce Union and Reliant Bank for the periods indicated.

The following table shows the compensation Commerce Union paid for the years ended December 31, 2014 and 2015 to our president and chief executive officer and our three most highly compensated other executive officers who earned over $100,000 for the year ended 2015 (collectively, the “named executive officers”). For Messrs. Ard and Dellinger, the table below presents historical compensation information paid by legacy Reliant Bank prior to the merger.

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation ($)	Total ($)

Ron DeBerry	2014	$244,536	$58,750	$—	$—	$—	$—	$27,956	$331,242
Chief Executive Officer(1)	2015	306,230	—	68,250	11,900	82,140	—	26,608	495,128

J. Daniel Dellinger	2014	215,000	30,000	—	—	—	—	30,000	275,000
Chief Financial Officer(2)	2015	222,000	—	27,300	9,520	45,588	—	23,981	328,389

DeVan D. Ard, Jr.,	2014	307,500	50,000	—	—	—	—	57,035	414,535
President(3)	2015	320,000	—	68,250	11,900	82,140	—	38,198	520,488

(1)	For Mr. DeBerry, includes $9,871.04 of company matching contributions to 401(k) plan for 2014 and $10,600 for 2015, $1,860 for club dues paid for 2014 and $660 paid for 2015, $738 for premiums paid on term life insurance policy for 2014, $1,448 for premiums paid on short-term and long-term disability insurance policies for 2014, $1,826 for premiums paid on group life, short-term and long-term insurance policies for 2015, $6,543 for premiums paid on health, dental, and vision insurance policies in 2014 and $6,657 in 2015; $6,296 representing the fair value for Mr. DeBerry’s use of a company car for 2014 and $5,665 for auto lease in 2015, and $1,200 for cell phone reimbursement in each of 2014 and 2015.
(2)	For Mr. Dellinger, includes $2,450 of company matching contributions to 401(k) plan for 2014 and $2,220 for 2015, $1,000 of company matching contributions to a health savings account for 2014 and $500 for 2015, $369 for premiums paid on life insurance for 2014, $3,127 for premiums paid on short-term and long-term disability insurance policies for 2014, $684 paid on group life, short-term and long-term insurance policies for 2015, $2,060 for premiums paid on supplemental long-term disability insurance policy for 2015, $1,614 for premiums paid on executive long-term care insurance in 2015, $6,958 for premiums paid on health and dental insurance policies in 2014 and $2,952 in 2015, $13,800 for auto allowance paid in 2014, and $12,450 in 2015, $857 for cell phone reimbursement in 2014, and $1,500 for cell phone reimbursement in 2015.
(3)	For Mr. Ard, includes $9,100 of company matching contributions to 401(k) plan for 2014 and $7,467 for 2015, $1,000 of company matching contributions to a health savings account for 2014 and $1,000 for 2015, $2,803 for club dues paid for 2014 and $830 for 2015, $369 for premiums paid on life insurance for 2014, $6,630 for premiums paid on short-term and long-term disability insurance policies for 2014, $684 paid on group life, short-term and long-term insurance policies for 2015, $4,548 for premiums paid on supplemental long-term disability insurance policy for 2015, $2,944 for premiums paid on executive long-term care insurance, $7,746 for premiums paid on health and dental insurance policies in 2014 and $7,401 in 2015, $28,387 for auto lease paid in 2014, and $12,224 in 2015, $1,000 for cell phone reimbursement in 2014, and $1,100 for cell phone reimbursement in 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2015, as well as the related exercise prices and expiration dates. Options are granted pursuant to Commerce Union’s stock option plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

William Ronald (Ron) DeBerry	78,750	—	—	$9.52	08/23/2016	7,000	$95,550	—	—
	—	9,000	—	13.65	07/23/2025	—	—	—	—
	21,000	—	—	11.43	03/01/2017	—	—	—	—
DeVan D. Ard, Jr.	15,340	—	—	9.79	01/24/2016	5,000	$68,250	—	—
	20,426	—	—	9.79	02/23/2016	—	—	—	—
	4,085	—	—	9.79	12/12/2016	—	—	—	—
	5,107	—	—	14.69	06/22/2019	—	—	—	—
	4,085	—	—	14.69	02/21/2018	—	—	—	—
	—	5,000	—	13.65	07/23/2025	—	—
J. Daniel Dellinger	29,107	—	—	9.79	02/23/2016	2,000	$27,300	—	—
	2,554	—	—	9.79	12/12/2016	—	—	—	—
	2,554	—	—	14.69	02/21/2018	—	—	—	—
	3,064	—	—	14.69	06/22/2019	—	—	—	—
	—	6,500	—	13.65	07/23/2025	—	—	—	—
	1,021	—	—	7.34	02/14/2022	—	—	—	—

Employment Agreements.

Effective April 1, 2015, upon the consummation of the merger between Commerce Union Bank and Legacy Reliant Bank, Mr. DeBerry, Mr. Ard and Mr. Dellinger entered into employment agreements with Commerce Union and/or Reliant Bank. Each of the new employment agreements contains the following provisions, among others:

Severance on Termination by Employer without Cause. For termination of each executive officer by Commerce Union without cause, Commerce Union and/or Reliant Bank, as applicable, shall be required to pay a severance benefit equal to one times each such named executive officer’s annual base salary, payable over 12 months, and reimburse such executive officer for the reasonable cost of premium payments paid by the executive officer to continue then-existing health insurance coverage for 12 months.

Severance on Termination by Executive Officer with Cause. For termination for cause by an executive officer resulting from a (A) material reduction in duties or responsibilities, (B) a material reduction in such named executive officer’s salary, or (C) a change in the location of employment outside of a 75 mile radius from such named executive officer primary office, Commerce Union or Reliant Bank, as applicable, shall be required to pay a severance benefit equal to one times the executive officer’s annual base salary, payable over 12 months, and reimburse the executive officer for the reasonable cost of premium payments paid by the executive officer to continue then-existing health insurance coverage for 12 months.

Severance on Change of Control. If within 12 months following any change of control such named executive officer is terminated by Commerce Union and/or Reliant Bank (or their successor(s)), as applicable, without cause or the executive officer terminates for cause resulting from a (A) material reduction in duties or responsibilities, (B) a material reduction in the executive officer’s salary, or (C) a change in the location of employment outside of a 75-mile radius from the executive officer’s primary office, the executive officer shall receive as liquidated damages a severance payment equal to one times the executive officer’s annual base salary in one lump sum payment. Additionally, Commerce Union shall reimburse such named executive officer for the reasonable cost of premium payments paid by such named executive officer to continue then-existing health insurance coverage for 12 months.

DIRECTOR COMPENSATION

Pre-Merger Director Compensation. Prior to the merger affected April 1, 2015, each director of Commerce Union Bank received a retainer in the amount of $6,000 and fees of $150 for attendance at each board meeting and $300 for attendance at each committee meeting. The chairman of Commerce Union Bank’s board of directors and the chairman of the board’s audit committee received additional retainers in the amount of $1,500. Mr. DeBerry and Mr. Ard as employees of Commerce Union, did not receive board fees. They are not listed in the table below because their compensation as named executive officers is described above.

Post-Merger Director Compensation. Following the merger and effective April 1, 2015, the board of directors adopted a new compensation structure for the board of directors of the post-merger organization. Under the new compensation structure, non-employee board members receive an annual retainer of $12,000 and $1,000 for every board meeting attended in excess of six meetings per year. Additionally, each voting member of the nominating and governance committee receives an annual retainer of $4,000, each voting member of the audit committee receives an annual retainer of $12,000, and each voting member of the compensation committee receives an annual retainer of $4,000 for his or her committee service. Non-employee members of the executive committee receive $500 for each meeting attended.

The following is a summary of the compensation paid to directors for 2015.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Charles Trimble Beasley	$32,200	—	—	—	—	—	$32,200

John Lewis Bourne	25,300	—	—	—	—	—	25,300

James Gilbert Hodges	25,450	—	—	—	—	—	25,450

Don Richard Sloan	20,800	—	—	—	—	—	20,800

Homayoun Aminmadani	28,500	—	—	—	—	—	28,500

Sharon Edwards	27,000	—	—	—	—	—	27,000

Farzin Ferdowsi	26,650	—	—	—	—	—	26,650

Darrell S. Freeman, Sr.	24,750	—	—	—	—	—	24,750

James R. Kelley	26,550	—	—	—	—	—	26,550

2016 Director Compensation

The board of directors will receive the same compensation in 2016 under the compensation plan that was approved subsequent to the merger, subject to adjustment as the board sees fit in conjunction with the advice of the compensation committee and its independent consultant. Under the post-merger compensation structure, non-employee board members will receive an annual retainer of $12,000 and $1,000 for every board meeting attended in excess of six meetings per year. Additionally, each voting member of the nominating and governance committee will receive an annual retainer of $4,000, each voting member of the audit committee will receive an annual retainer of $12,000, and each voting member of the compensation committee will receive an annual retainer of $4,000 for his or her committee service. Non-employee members of the executive committee will receive $500 for each meeting attended.

Other Compensation Arrangements

As of the effective time of the merger between Commerce Union Bank and Reliant Bank, Jane Ellis Bellar, Gwendolous Verdella Martin, Nancy Jo Martin, William Robert McKinney, Jr., Leland Gray Scott, and Marvin Leroy Smith, III resigned from the board of directors of Commerce Union. Additionally, as of the effective time of the merger, Mmes. Bellar, G. Martin, and N. Martin and Mr. Scott resigned from the board of directors of Commerce Union Bank. In connection with their resignations from the board of directors of both Commerce Union and Commerce Union Bank, each of Mmes. Bellar, G. Martin, and N. Martin and Mr. Scott entered into an agreement with Commerce Union and Commerce Union Bank. Each such agreement provided that Commerce Union or Commerce Union Bank would pay the resigning director a severance payment of $10,000. Additionally, pursuant to such agreements, these individuals agreed that, for a period of 24 months, they shall refrain from, among other things, joining the board of directors or being employed by any other regulated financial institution, working with any individual or group of individuals in connection with organizing another financial institution that would compete with Reliant Bank (as successor-in-interest to Commerce Union Bank), soliciting any employees of Reliant Bank to leave Reliant Bank, encouraging customers of Reliant Bank to move their business to any other financial institution, disclosing any confidential or proprietary information of or regarding Commerce Union or Reliant Bank. Pursuant to such agreements, each director also released Commerce Union and Reliant Bank from any and all claims that the director has or any time had against Commerce Union or Reliant Bank.

Certain Relationships and Related Transactions

We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these loans and other transactions substantially be on the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectability nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors or by our audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors and persons who beneficially own more than 10% of our common stock file with the SEC certain reports, and furnish copies thereof to us, with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the copies of the reports furnished to us and certain representations of these persons, all of these persons timely complied with the applicable reporting requirements except as follows:

•	Ron and Paula DeBerry inadvertently failed to include 662 shares in their original Form 3 filings, and these shares were also were omitted from a joint Form 4 filed subsequent to the Form 3;

•	James R. Kelley reported his exercise of 4,342 options after the filing deadline;

•	Commerce Union granted restricted stock and stock options reported on Form 4s filed October 6, 2015 after the filing deadline for the following Section 16 officers: Ron DeBerry, Paula DeBerry, DeVan Ard, John R. Wilson, Clyde Eugene Whittle, Michael McKeown, Berlin Scott Bagwell, James Daniel Dellinger;

•	Charles Trimble Beasley exercised 26,250 via a broker-dealer cashless exercise. Because of the volume of sales of shares, two of his Form 4s were filed after the deadline;

•	Sharon H. Edwards entered into a Rule 10b-5 plan to purchase shares of Commerce Union stock. Because of the volume of shares purchased on different dates, one of her Form 4 reports was filed after the deadline; and

•	John R. Wilson reported his exercise of 20,426 stock options after the filing deadline.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has selected Maggart & Associates, P.C. as independent registered public accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2016. Maggart & Associates, P.C. has served as our independent registered public accountants since their appointment in 2006. A representative of Maggart & Associates, P.C. is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed to Commerce Union for professional services rendered by Maggart & Associates for the fiscal years ended December 31, 2014 and December 31, 2015. Also included in the table below are the fees for professional services rendered by KraftCPAs PLLC for Reliant Bank before the effective date of the merger:

Services	2014		2015

Audit Fees	$120,877	(1)	$110,000	(4)

Audit Related Fees	$40,922	(6)	$18,175	(5)

Tax Fees	$5,923	(2)	$—

All Other Fees	$254,613	(3)	$27,500	(7)

(1)	Includes $43,430 in audit fees for services provided to legacy Commerce Union by Maggart & Associates and $77,446.87 in audit fees for services provided to legacy Reliant Bank by KraftCPAs PLLC.
(2)	Includes fees for tax compliance services provided by Maggart & Associates including preparation of original and amended federal and state income tax returns, preparation of personal property tax returns and tax payment and planning advice.
(3)	Includes $253,858 for other services provided by Maggart & Associates (review of Form S-4, Form 10-K and Forms 10-Q in June and September) and $755 for production of workpapers produced by KraftCPAs PLLC for Maggart’s review).
(4)	$110,000 represents fees paid to Maggart & Associates for audit services performed for fiscal year 2015.
(5)	$18,175 of fees for merger-related services provided by KraftCPAs PLLC.
(6)	$40,922 for work on merger between Commerce Union and Reliant including consultation, review of the Form S-4, consents, etc. paid to KraftCPAs PLLC
(7)	Includes $15,000 of fees for review of Form 10-Qs in June and September and $12,500 for review of Form 10-K performed by and paid to Maggart & Associates.

The charter of the audit committee provides that the duties and responsibilities of the audit committee include the pre-approval of all services that may be provided to Commerce Union by the independent accountants whether or not related to the audit. In fiscal years 2014 and 2015, these fees described above were approved by the audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF MAGGART & ASSOCIATES, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2016.

OTHER MATTERS

We know of no other matters to be submitted to the shareholders at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our board of directors may recommend, or, in the absence of a recommendation, as such persons deem advisable. Discretionary authority with respect to such matters is granted by execution of the enclosed proxy.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our next annual meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 28, 2016. Shareholder proposals not submitted for inclusion in next year’s proxy statement and form of proxy, but instead sought to be presented directly at our next annual meeting of shareholders, may be brought before the annual meeting so long as we receive notice of the proposal, addressed to the Corporate Secretary, at our principal executive offices, no later than February 18, 2017. If received after such date, such proposals will be considered untimely. Unless we receive notice in the manner and by the dates specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our next annual meeting of shareholders.

ANNUAL REPORT

A copy of our annual report for our fiscal year ended December 31, 2015 has been mailed concurrently with this proxy statement to all shareholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on March 28, 2016. Shareholders may obtain a copy of our annual report, including any amendments thereto, without charge, by writing to our Corporate Secretary at our principal executive offices, located at 1736 Carothers Parkway, Suite 100, Brentwood, Tennessee 37027.

ANNUAL MEETING OF SHAREHOLDERS OF

COMMERCE UNION BANCSHARES, INC.

June 2, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20330000000000001000 8	060216

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Proposal to elect the following three nominated individuals to the board of directors:
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ Homayoun Aminmadani ¡ Charles Trimble Beasley ¡ Don Richard Sloan

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of Commerce Union’s independent auditing firm, Maggart & Associates, P.C., Certified Public Accountants, Nashville, Tennessee	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Your proxies will vote on these proposals as you specify on this card. If you do not specify how you want your proxies to vote, your proxies will vote “FOR” each of the proposals listed. If any other matters properly come before the meeting, your proxies will vote on these matters in accordance with the recommendations of the board of directors. You may revoke this proxy in writing at any time prior to the meeting or by voting in person at the meeting.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

COMMERCE UNION BANCSHARES, INC.

Proxy for Annual Meeting of Shareholders

to be held June 2, 2016

This proxy is being solicited on behalf of the board of directors

By signing on the reverse side, you appoint DeVan D. Ard, Jr. and William R. DeBerry to be your proxies. This appointment applies to each of them separately and allows them to appoint substitutes as needed. You are empowering them to vote all of your shares of common stock of Commerce Union Bancshares, Inc. at the annual meeting of the company’s shareholders, which will be held on June 2, 2016, beginning at 5:00 p.m. local time, and at any adjournment or postponement of the meeting.

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢